U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 22, 2007

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 22, 2007, Emeritus Corporation (the "Company") entered into a Purchase and Sale Agreement with CP ’02 Pool, LLC, FSPP Fretus I, L.L.C. and FSPP Fretus II, L.L.C. to purchase all of the outstanding LLC member interests in Fretus Investors LLC ("Fretus"), the owner of 24 assisted living facilities consisting of 1,651 units located in six states. The Company has leased these facilities from Fretus, and operated them as assisted living and memory care communities for seniors, since October 2002. Under the purchase agreement, the purchase price for the member interests of Fretus is $143.0 million plus approximately $2.0 million in transaction costs, of which approximately $53 million will be paid in cash and the balance represents outstanding mortgage debt to be assumed by the Company. The closing of the transaction is contingent upon the satisfaction of certain conditions that are customary for transactions of this nature. The Company has provided a deposit in the amount of $2.5 million which is non-refundable. Capmark Finance, Inc. is expected to provide $140.0 million in mortgage financing for the transaction, the proceeds of which will be used to pay the cash portion of the purchase price and to refinance the existing indebtedness on the facilities owned by Fretus. In conjunction with this transaction, entities in which Daniel R. Baty, the Company’s chairman of the board and chief executive officer, have an interest and are affiliated with Fretus L.L.C. will provide $18 million financing: $5 million to close the transaction and the balance to provide additional working capital to the Company.

Fretus is a private investment joint venture between Fremont Realty Capital, which holds a 65% interest through FSPP Fretus I, L.L.C and FSPP Fretus II, L.L.C., and CP '02 Pool, LLC, an entity controlled by Daniel R. Baty, which held a 35% minority interest. Baty holds a 16% indirect interest in Fretus, personally guaranteed $3.0 million of the Fretus mortgage debt covering the communities, and controlled the administrative member of Fretus.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

February 27, 2007		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Vice President of Finance, Chief Financial Officer
and Secretary